Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS SECOND-QUARTER 2011 RESULTS AND CONFIRMS FULL-YEAR 2011 GUIDANCE FOR SALES AND EPS GROWTH

Net Sales in the Quarter Increased 14% and Diluted EPS was $0.87, the same as a year ago

WINSTON-SALEM, N.C. (July 20, 2011) – HanesBrands (NYSE: HBI) today reported strong net sales growth and comparable diluted earnings per share in the second quarter of 2011, in line with company expectations.

Diluted EPS for the second quarter was $0.87, the same as a year ago when EPS benefited by $0.20 from a lower income tax rate. Net sales for the second quarter increased nearly 14 percent to $1.23 billion, with sales gains in all business segments and particularly strong growth in the Outerwear and International segments.

Hanes has confirmed its full-year 2011 diluted EPS guidance of $2.70 to $2.90 and net sales guidance of $4.9 billion to $5 billion. The guidance represents EPS growth over 2010 of 25 percent to 34 percent and net sales growth of 14 percent to 16 percent.

“We continued our strong start in 2011 and are performing in line with our growth expectations,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Our brand strength, international expansion and acquisition contributions have driven six consecutive quarters of accelerating sales growth. We are leveraging this sales growth with our low-cost global supply chain and tight control of selling, general and administrative costs.”

Financial Highlights and Business Segment Summary

Growth in the quarter was driven by sales increases in each business segment, including strong double-digit increases in the International segment as well as the Outerwear segment, which benefited from last November’s acquisition of Gear For Sports.

The second-quarter operating margin increased 70 basis points over the year-ago quarter, despite $51 million in higher cotton and commodity costs and an operating profit decline in the Innerwear segment. The company’s operating margin in the quarter improved to 12.1 percent of sales, the highest since the company’s spinoff in September 2006.

HanesBrands Reports Second-Quarter 2011 Results and Confirms Full-Year

2011 Guidance for Sales and EPS Growth – Page 2

Key business segment and brand highlights include:

•

Innerwear segment sales in the quarter increased 8 percent while operating profit declined by 1 percent. Sales of socks, male underwear and women’s panties increased by double digits, and price increases taken this year contributed to sales growth and partially offset inflationary input costs.

“Innerwear segment operating profit declined as a result of margin pressure from cotton and other cost inflation, but price increases reduced the negative impact compared with the first quarter,” said William J. Nictakis, Hanes’ co-operating officer president, U.S. “We instituted a price increase in February and another in June for cotton-intensive products. We continue to expect the segment’s profitability to return to historical levels as we implement price increases appropriate to the input-cost environment.”

•

Outerwear segment sales and operating profit increased as a result of strong contributions from Gear For Sports, as well as Champion activewear sales growth. Segment sales increased 26 percent – 23 percentage points of the gain came from Gear For Sports – and operating profit more than doubled.

Gear For Sports, a leading seller of licensed logo apparel in collegiate bookstores and the leisure/golf channels, contributed 6 percentage points of total company sales growth and $0.07 of EPS. Gear For Sports sales, operating profit and acquisition synergies are all progressing in line with company expectations.

•

The company is actively applying its U.S. brand growth model in key international markets to generate strong results. International segment sales in the quarter increased 24 percent, the third consecutive quarter of 20-percent-plus growth. Operating profit increased 18 percent. Excluding changes in currency exchange rates, segment sales increased 14 percent and operating profit increased 7 percent.

The company had strong growth in Asia, Latin America and Europe and has instituted price increases to offset cost inflation. The TNF Group asset acquisition in Australia contributed 3 percentage points of International growth.

“We had strong growth across nearly all of our key international markets, including China, India, Japan and Korea in Asia and Mexico and Brazil in Latin America,” said Gerald W. Evans Jr., Hanes co-operating officer president, international. “We have new programs coming on line for 2011 and 2012 to continue our expansion into core product categories in key markets.”

•

The Direct to Consumer and Hosiery segments both swung to increases in sales and operating profit from declines in the first quarter. The Direct segment’s sales increased 4 percent from a year ago and operating profit was up 29 percent, while the Hosiery segment’s sales and operating profit increased 6 percent and 10 percent, respectively.

HanesBrands Reports Second-Quarter 2011 Results and Confirms Full-Year

2011 Guidance for Sales and EPS Growth – Page 3

2011 Guidance and Macro Trend Discussion

Hanes has confirmed its full-year guidance for net sales and diluted EPS – $4.9 billion to $5 billion in net sales and $2.70 to $2.90 in EPS. Net sales in 2010 were $4.33 billion, and EPS was $2.16.

The company expects net sales growth in each of the third and fourth quarters to be in the low double digits to mid teens. For earnings, the company believes third-quarter EPS could increase as much as 30 percent over last year’s $0.63.

Full-year earnings expectations reflect multiple price increases throughout the year, the majority of which are already secured. The company has locked in its cotton requirements for the full year. EPS projections also assume: efficiency savings from supply chain optimization and the expectation that added costs in 2010 to service strong growth will not recur in 2011; continued investment in trade and media spending consistent with the company’s historical rate; slightly higher interest expense; and a higher full-year tax rate that could range from a percentage in the teens to the low 20s. The high end and low end of the guidance ranges represent consumer spending and demand elasticity that are better than or worse than, respectively, the company’s baseline assumptions.

Hanes continues to expect free cash flow in 2011 in the range of $100 million to $200 million in spite of higher-than-expected inflation. Included in the free-cash-flow expectation are the substantial inflation impacts on all year-end working capital components, including inventory, accounts receivable and accounts payable. Year-end inventory units are expected to be slightly lower than last year.

The company expects its year-end net debt level to decrease over 2010 by the amount of free cash flow generated in 2011 and expects its year-end net-debt leverage ratio to improve to 3.0 to 3.5 times EBITDA.

Note on Proprietary Information

As previously communicated, Hanes believes that it has a competitive advantage in managing its business during an inflationary environment as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior. Therefore, the company plans to continue treating certain data, such as future cotton cost positions and price increase details, as proprietary information until actual results are reported.

Note on Non-GAAP Terms and Definitions

EBITDA, net debt, net-debt leverage ratio, and free cash flow are not generally accepted accounting principle measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Net debt is defined as the total of notes payable, current portion of debt and long-term debt, less cash and cash equivalents. The year-end net-debt leverage ratio is calculated by dividing net debt by full-year EBITDA. Free cash flow is defined as net cash provided by operating activities less net capital expenditures.

HanesBrands Reports Second-Quarter 2011 Results and Confirms Full-Year

2011 Guidance for Sales and EPS Growth – Page 4

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanes’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 for more EBITDA information. Forward-looking non-GAAP measures have not been reconciled to comparable GAAP measures because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 8:30 a.m. EDT today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately noon EDT today through midnight July 27, 2011. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 82271927.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. Examples of such statements include the statements that follow the heading “2011 Guidance and Macro Trend Discussion” above. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the impact of natural disasters; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; consumer spending levels and the price elasticity of our products; the risk of inflation or deflation; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and

HanesBrands Reports Second-Quarter 2011 Results and Confirms Full-Year

2011 Guidance for Sales and EPS Growth – Page 5

regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 55,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star Partner of the Year for 2010 and 2011 and ranks No. 91 on Newsweek magazine’s Top 500 greenest U.S. company rankings.

# # #

TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended			Six Months Ended
	July 2, 2011	July 3, 2010	% Change	July 2, 2011	July 3, 2010	% Change

Net sales	$1,225,233	$1,075,852	13.9%	$2,261,643	$2,003,692	12.9%

Cost of sales	797,993	701,046		1,479,878	1,301,456

Gross profit	427,240	374,806	14.0%	781,765	702,236	11.3%
As a % of net sales	34.9%	34.8%		34.6%	35.0%

Selling, general and administrative expenses	278,772	252,001		531,454	493,719
As a % of net sales	22.8%	23.4%		23.5%	24.6%

Operating profit	148,468	122,805	20.9%	250,311	208,517	20.0%
As a % of net sales	12.1%	11.4%		11.1%	10.4%

Other expenses	814	2,628		1,415	4,034
Interest expense, net	39,178	36,573		80,283	74,068

Income before income tax expense (benefit)	108,476	83,604		168,613	130,415
Income tax expense (benefit)	21,694	(1,808)		33,722	8,490

Net income	$86,782	$85,412	1.6%	$134,891	$121,925	10.6%

Earnings per share:
Basic	$0.89	$0.89		$1.39	$1.27
Diluted	$0.87	$0.87	0.0%	$1.36	$1.25	8.8%

Weighted average shares outstanding:
Basic	97,537	96,420		97,366	96,376
Diluted	99,224	98,027		98,927	97,781

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended		% Change	Six Months Ended		% Change
	July 2, 2011	July 3, 2010		July 2, 2011	July 3, 2010
Segment net sales:
Innerwear	$604,678	$559,250	8.1%	$1,056,014	$1,010,067	4.5%
Outerwear	331,413	263,331	25.9%	662,084	505,179	31.1%
Hosiery	33,968	31,923	6.4%	78,570	79,831	-1.6%
Direct to Consumer	97,456	93,861	3.8%	180,254	178,353	1.1%
International	157,718	127,487	23.7%	284,721	230,262	23.7%

Total net sales	$1,225,233	$1,075,852	13.9%	$2,261,643	$2,003,692	12.9%

Segment operating profit[1]:
Innerwear	$92,552	$93,150	-0.6%	$151,968	$170,647	-10.9%
Outerwear	35,918	17,185	109.0%	61,423	22,685	170.8%
Hosiery	9,403	8,580	9.6%	25,673	28,001	-8.3%
Direct to Consumer	9,396	7,294	28.8%	9,762	8,329	17.2%
International	17,612	14,871	18.4%	37,775	25,714	46.9%
General corporate expenses/other	(16,413)	(18,275)	-10.2%	(36,290)	(46,859)	-22.6%

Total operating profit	$148,468	$122,805	20.9%	$250,311	$208,517	20.0%

EBITDA[2]:
Net income	$86,782	$85,412		$134,891	$121,925
Interest expense, net	39,178	36,573		80,283	74,068
Income tax expense (benefit)	21,694	(1,808)		33,722	8,490
Depreciation and amortization	22,448	19,893		44,135	42,729

Total EBITDA	$170,102	$140,070	21.4%	$293,031	$247,212	18.5%

1	During the first quarter of 2011, HanesBrands revised the manner in which certain expenses, primarily compensation-related expenses, are allocated to segments. As a result of this change, certain prior-year segment operating profit results are revised to conform to the current-year presentation.
2	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. HanesBrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating HanesBrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 2, 2011	January 1, 2011
Assets
Cash and cash equivalents	$44,655	$43,671
Trade accounts receivable, net	612,178	503,243
Inventories	1,640,231	1,322,719
Other current assets	204,665	278,038

Total current assets	2,501,729	2,147,671

Property, net	635,612	631,254
Intangible assets and goodwill	609,434	608,766
Other noncurrent assets	408,001	402,311

Total assets	$4,154,776	$3,790,002

Liabilities
Accounts payable and accrued liabilities	$830,982	$688,672
Notes payable	29,011	50,678
Current portion of debt	213,055	90,000

Total current liabilities	1,073,048	829,350

Long-term debt	1,998,235	1,990,735
Other noncurrent liabilities	425,693	407,243

Total liabilities	3,496,976	3,227,328

Equity	657,800	562,674

Total liabilities and equity	$4,154,776	$3,790,002

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	July 2, 2011	July 3, 2010

Operating Activities:
Net income	$134,891	$121,925
Depreciation and amortization	44,135	42,729
Other noncash items	18,371	16,533
Changes in assets and liabilities, net	(265,650)	(245,459)

Net cash used in operating activities	(68,253)	(64,272)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(44,694)	(13,422)

Financing Activities:
Net borrowings on notes payable, debt and other	113,201	76,247

Effect of changes in foreign currency exchange rates on cash	730	(699)

Increase (decrease) in cash and cash equivalents	984	(2,146)

Cash and cash equivalents at beginning of year	43,671	38,943

Cash and cash equivalents at end of period	$44,655	$36,797